INSIDER TRADING POLICY

TABLE OF CONTENTS

Purpose	1
Persons Subject to the Policy	1
Transactions Subject to the Policy	1
Administration of the Policy	1
Individual Responsibility	2
Statement of Policy	2
Definitionof Material Non-Public Information	3
Transactions by Family Members And Others	4
Transactions by Entities That You Influence or Control	4
Transactions Under Company Plans	4
Gifts	5
Special and Prohibited Transactions	5
Procedures for Trading in Company Securities	6
Rule 10b5-1 Plans	8
Broker Interface Procedures	9
Post-Termination Transactions	9
Consequences of Violations	9
Corporate Assistance	9
Certification	10
Document Management Requirements	10

Insider Trading Policy July 25, 2023

PURPOSE
This Insider Trading Policy (the or this “Policy”) provides guidelines with respect to transactions in the securities of Sound Financial Bancorp, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.

PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers and employees of the Company and its subsidiaries. This Policy also applies to such persons' Family Members and Controlled Entities, as defined under “Transactions by Family Members and Others” and “Transactions by Entities that You Influence or Control.” In addition, the Company may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company’s Securities.

ADMINISTRATION OF THE POLICY
The Chief Accounting Officer shall serve as the Insider Trading Compliance Officer for the purposes of this Policy, and in his or her absence, the Chief Financial Officer or another employee designated by the Insider Trading Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Insider Trading Compliance Officer shall be final and not subject to further review. The Insider Trading Compliance Officer’s responsibilities under this Policy include:
•Pre-clearing transactions and entry into or modification of existing Rule 10b5-1 Plans (as defined under “Rule 10b5-1 Plans”), as required under this Policy.
•Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.
•Periodically reminding all Section 16 reporting persons of their reporting obligations and quarterly reminders of the dates that the trading window described under “Procedure for Trading in Company Securities—Quarterly Trading Restrictions” begins and ends.
•Confirming that the Policy (or a summary thereof) is provided to and acknowledged by all employees, including Section 16 reporting persons, on an annual basis.
•Assisting the Company in implementation of the Policy.
•Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.
INDIVIDUAL RESPONSIBILITY

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 1 of 10

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans.” Each individual is responsible for making sure that he or she complies with this Policy, and that his or her Family Members and Controlled Entities comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Insider Trading Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Potential Criminal and Civil Liability and/or Disciplinary Action.”

STATEMENT OF POLICY
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Insider Trading Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members, Controlled Entities or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4. Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, or with which the Company is negotiating or has negotiated a transaction, such as a merger or acquisition, may trade in that company’s securities until the information becomes public or is no longer material. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Strict compliance with this Policy is expected of all directors, officers and employees and their Family Members and Controlled Entities, and any violation may result in sanctions, up to and including termination of employment.

DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 2 of 10

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While not exhaustive, the following are examples of the types of information that should be considered material:
•Proposals or plans for mergers, acquisitions, purchases or dispositions of substantial assets or tender offers;
•Earnings estimates or results, whether for the month, quarter or year, including changes to previously announced earnings guidance;
•Changes in dividend policy or the declaration of a stock split;
•New product innovation, development or implementation, including major pricing or marketing changes;
•Equity or debt offerings, or changes in debt ratings;
•The establishment of a repurchase program for Company Securities;
•Liquidity problems;
•A cybersecurity incident;
•Major litigation, adverse regulatory proceeding or material threat of either event;
•Significant operational issues, including changes in senior management, write-downs of assets, additions to reserves for bad debts or contingent liabilities, or changes in non-performing assets;
•changes in auditors or notification that the auditor's reports may no longer be relied upon;
•Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and
•Any other information which, if known, would likely influence the decisions of investors.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until two business days after the information is released to the public in a press release or in a document publicly filed with or furnished to the SEC. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 3 of 10

should apply to the release of specific material nonpublic information. Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises.
This Policy does not apply to the exercise of a stock option granted pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
401(k) Plan.
This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan (if available) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the purchase of Company Securities; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities; and (d) an election to prepay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Securities.

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 4 of 10

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

GIFTS
Charitable and other non-profit organizations that receive gifts of public company securities typically sell those securities very soon after receiving them. If you make such a gift, the sale of the gifted securities by the organization may be attributed to you for purposes of the insider trading laws. The same applies with respect to any other gifts, whether to Family Members or other persons, where you have reason to believe (which will be judged after the fact with 20-20 hindsight) that the recipient is likely to sell the securities soon after receiving them. For this reason, you should not make such gifts of Company Securities at a time when you are aware of material nonpublic information about the Company. You and your Family Members and Controlled Entities may make such gifts of Company Securities only during a period when trading by insiders is permitted (and then only if you are not aware of material nonpublic information about the Company), unless the gift is pursuant to a previously established pre-approved Rule 10b5-1 Plan, as discussed below.

SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short Sales.
Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Margin Accounts and Pledged Securities.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees generally are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. An exception to this advice may be where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person seeking an exception to this prohibition must submit a request for approval to the Company’s Insider Trading Compliance Officer at least two weeks prior to the transaction. Directors and executive officers should note that a sale of the pledged securities by the lender must be reported to the SEC no later than the second business day after the trade date and such sale would be matchable with any purchase during the preceding or subsequent six months for purposes of Section 16(b) “short-swing profit” liability.
Standing and Limit Orders.

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 5 of 10

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Procedures for Trading in Company Securities.”
Short-Term Trading.
Short-term trading of Company Securities may be distracting to the person trading those securities and may unduly focus that person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Publicly-Traded Options.
Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions.
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

PROCEDURES FOR TRADING IN COMPANY SECURITIES
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures.
Directors, executive officers and any other persons designated by the Insider Trading Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Insider Trading Compliance Officer. A request for pre-clearance should be submitted to the Insider Trading Compliance Officer at least two business days in advance of the proposed transaction. The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 6 of 10

denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Insider Trading Compliance Officer. The requestor should also confirm that he or she has not effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Pre-cleared trades must be effected within five business days of receipt of pre-clearance unless an exception is granted. Transactions not effected within the time limit are subject to pre-clearance again.

Quarterly Trading Restrictions.
Directors, executive officers and any other persons designated by the Insider Trading Compliance Officer as subject to this restriction, as well as their Family Members and Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning twenty-one (21) days prior to the end of each fiscal quarter and ending two (2) business days following the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning two business days following the public release of the Company’s quarterly earnings and ending three weeks prior to the close of the next fiscal quarter.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Insider Trading Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Insider Trading Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities and provide the Insider Trading Compliance Officer with a written statement certifying that they are not aware of material nonpublic information about the Company or Company Securities.

Event-Specific Trading Restriction Periods.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Insider Trading Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Insider Trading Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Insider Trading Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Insider Trading Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions.

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 7 of 10

The requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans”, or to transactions conducted pursuant to approved Rule 10b5-1 Plans, described below under the heading “Rule 10b5-1 Plans.”

Additional Reminders for Directors and Executive Officers.
Directors, executive officers and any other persons subject to Section 16 of the Exchange Act are reminded that their transactions in Company Securities generally must be reported to the SEC no later than the second business day after the trade date. These persons must also be mindful of the short-swing profit provisions of Section 16(b) of the Exchange Act. Under these provisions, generally speaking, if a person has a purchase and a sale, or a sale and a purchase, which occur within six months of one another where the sale price is higher than the purchase price, the person will be deemed to have realized a “short-swing profit” that must be paid back to the Company. Section 16(b) is extremely complicated and contains a number of traps for the unwary. To help prevent the unintended realization of a short-swing profit, directors, executive officers and any other persons subject to Section 16 of the Exchange Act should be sure to notify the Insider Trading Compliance Officer before they trade. Directors and executive officers selling securities should also make sure that they and their brokers follow SEC Rule 144, which requires that the Company be current in its annual and quarterly SEC filings, places limits on the amount of securities that can be sold over a three-month period, requires the broker to conduct itself in the manner required by the rule and may require the filing of a Form 144 with the SEC concurrent with placing the sell order with the broker.

RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Insider Trading Compliance Officer and meet the requirements of Rule 10b5-1 under the Exchange Act. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of the Company’s stock on the first trading day of each month if the price does not exceed a specified level. In the case of a Rule 10b5-1 Plan adopted or amended (by changing the amount of securities subject to the plan, or the pricing or timing terms of the plan) on or after February 27, 2023, additional requirements apply, including a minimum “cooling-off” period before the first transaction may occur under the plan (ranging from 90 to 120 days in the case of directors, executive officers and any other officers subject to Section 16 of the Exchange Act and 30 days in the case of other persons) and limitations on having more than one Rule 10b5-1 Plan in effect at the same time and more than one single-trade Rule 10b5-1 Plan during any consecutive 12-month period.

Any Rule 10b5-1 Plan must be submitted for approval three business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 8 of 10

Remember, all transactions in Company Securities by a director, executive officer or other person subject to the reporting requirements of Section 16 of the Exchange Act, even if pursuant to a Rule 10b5-1 Plan, must be reported to the SEC on an appropriate Form 4 or Form 5.

BROKER INTERFACE PROCEDURES
To ensure compliance with this Policy and timely reporting of transactions to the SEC, directors and executive officers of the Company must impose two requirements on brokers handling their transactions in Company Securities:
1.Not to enter any buy or sell order (except for orders under pre-approved Rule 10b5-1 plans) without: (a) first verifying with the Insider Trading Compliance Officer that the transaction was pre-cleared; and (b) complying with the brokerage firm’s compliance procedures (e.g., Rule 144 for sales).
2.To report to the Company: via (a) telephone; and (b) in writing (via email or fax) the details of every transaction involving Company Securities, including all 10b5-1 transactions, the same business day of trade date, if possible, but in no event more than one business day following the trade date. This information should be provided to the Insider Trading Compliance Officer.

POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

CONSEQUENCES OF VIOLATIONS
Transacting in Company Securities while aware of material nonpublic information, or disclosing material nonpublic information to others who then trade in Company Securities, is generally prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

CORPORATE ASSISTANCE
Any person who has a question about this policy or its application to any proposed transaction is encouraged to obtain additional guidance by contacting the Insider Trading Compliance Office. However, the ultimate responsibility for adhering to this policy and avoiding improper trading rests with the individual.
CERTIFICATION
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 9 of 10

DOCUMENT APPROVAL HISTORY
This Document’s Approval Date: July 25, 2023
Previous Approval Date: January 28, 2022
DOCUMENT OWNERSHIP AND APPROVAL REQUIREMENTS
Maintained by: Chief Accounting Officer
Reviewed by: Chief Executive Officer
Approved by: Board of Directors
Review Cycle: As needed, but at least bi-annually

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023 Page 10 of 10

CERTIFICATION

I certify that:
1.    I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding the Policy.
2.     Since date the Policy became effective, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.
3.     I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: ____________________________________

Signature: _____________________________________

Date: ______________________

Return this Certification to the Insider Trading Compliance Officer

Sound Financial Bancorp, Inc. Insider Trading Policy July 25, 2023